Calculation of Filing Fee Tables
Form S-1
Symetra Life Insurance Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Other	Single Premium Deferred Index-Linked Annuity Contract	457(o)	N/A	N/A	$247,627,736.80	$153.10 per Million	$37,911.81	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$247,627,736.80		$37,911.81
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$37,911.81

(1) Registrant previously registered securities at a maximum aggregate offering price of $1,238,138,684 on the Registration Statement on Form S-1 (File No. 333-276608) (the “Prior Registration Statement”). Registrant is filing this Registration Statement in accordance with Rule 462(b) under the Securities Act of 1933, as amended, to register an additional amount of securities ($247,627,736.80) having a proposed maximum aggregate offering price of no more than 20% of the offering price of the securities eligible to be sold under the Prior Registration Statement.